Exhibit 10.2

FORM OF PERFORMANCE STOCK UNIT AGREEMENT

PURSUANT TO THE

NYSE EURONEXT OMNIBUS INCENTIVE PLAN

This Agreement (this “Agreement”), entered into as of [insert date], by and between NYSE Euronext (the “Company”) and [insert name] (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the NYSE Euronext Omnibus Incentive Plan (the “Plan”), which is administered by the committee appointed by the Company’s Board of Directors (the “Committee”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Committee may grant performance stock units to the Participant, as an Eligible Employee.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Performance Share Units.

Subject to the restrictions and other conditions set forth herein and in the Plan, the Committee has authorized this grant of performance stock units (“PSUs”) in the amount of [#] PSUs (the “Grant Date Amount”) to the Participant on [insert grant date] (the “Grant Date”).

2. Vesting and Distribution Schedule.

(a) Vesting Generally. The PSUs shall vest to the extent that both the “Service Condition” and the “Performance Condition” are satisfied as of the “Measurement Date” (as such terms are defined below). For the avoidance of doubt, if no percentage of either the Performance Condition or Service Condition is satisfied as of the Measurement Date, the PSUs shall not vest and shall be forfeited in its entirety without any payment to the Participant.

(b) Service Condition. Subject to Section 2(f), the Service Condition shall be satisfied (fully or on a pro rata basis, as applicable) as of the first to occur of the following:

(i) The Service Condition shall be fully satisfied as of [insert December 31 of second year after year of grant (e.g., December 31, 2014 if grant is made in 2012) ] (the “Measurement Date”); provided that the Participant has not experienced a Termination at any time prior to the Measurement Date.

(ii) Upon Termination of the Participant as a result of Disability, death or an Involuntary Termination, in each case at any time prior to the Measurement Date, a percentage of the Service Condition shall be satisfied as of the date of such Termination, as applicable, which percentage shall equal (x) the number of days during the period commencing on [insert January 1 of year of grant] (the “Start Date”) and ending on the date of such Termination, divided by (y) the number of days during the period commencing on the Start Date and ending on the Measurement Date, and multiplied by (z) 100, and the remaining percentage of the Service Condition thereafter shall not be eligible to be satisfied.

(iii) Upon a Termination of the Participant as a result of a Retirement at any time prior to the Measurement Date, the Service Condition shall be fully satisfied as of the date of such Termination.

(vi) Upon a Termination of the Participant at any time prior to the Measurement Date for any reason other than as a result of an Involuntary Termination, Disability, death or Retirement, the PSUs shall be forfeited in their entirety without any payment to the Participant.

“Involuntary Termination” shall have the meaning assigned to such term (or a like term including, without limitation, a termination of employment by the Company without “cause” or by the Participant for “good reason”) in an employment agreement entered into between the Participant and the Company or an Affiliate that is in effect as of the date of such Termination (the “Employment Agreement”), or if no such agreement is in effect as of the date of such Termination, shall mean the Termination of the Participant by the Company or an Affiliate, without Cause, including (without limitation) pursuant to a formal division, department or organization-wide reduction in force. Each of the Committee and the Company’s senior Human Resources officer (and any designee thereof) shall have the discretion to determine whether the Participant’s employment has been terminated pursuant to an Involuntary Termination for purposes of the Plan and this Agreement. Such decision shall be final and binding on the Participant, the Company, its Affiliates and all of their respective successors and assigns.

(c) Performance Condition. Subject to the Payout Cap (as defined below), if as of the Measurement Date:

(i) “Company TSR” equals “S&P 500 TSR” (as such terms are defined below), 100% of the Performance Condition will be satisfied as of such date;

(ii) Company TSR exceeds S&P 500 TSR, then the percentage of the Performance Condition that will be satisfied as of such date will equal the sum of (x) 100% plus (y) 1% (or part thereof, rounded to two decimal places) for each percentage point (or part thereof) by which Company TSR exceeds S&P 500 TSR; provided that in no event shall the percentage of the Performance Condition that is satisfied exceed 200%; and

(iii) Company TSR is less than S&P 500 TSR, then the percentage of the Performance Condition that will be satisfied as of such date will equal (x) 100% minus (y) 1% (or part thereof, rounded to two decimal places) for each percentage point (or part thereof) by which Company TSR is less than S&P 500 TSR; provided that in no event shall any percentage of the Performance Condition be satisfied if Company TSR is more than 25 percentage points less than S&P 500 TSR.

The following terms shall have the following meanings:

“Company TSR” means (x) the End Price of a share of Common Stock minus the Start Price of a share of Common Stock, divided by (y) such Start Price and multiplied by (z) 100, assuming for such purpose the reinvestment in shares of the pre-tax value of the dividends, if any, paid on such share for any dividend record dates that occur during the period beginning on [insert January 1 of year of grant] and ending on the Measurement Date.

“Start Price” means the average of the Fair Market Value of a share of Common Stock on each of the 30 trading days ending with the last trading day preceding [insert January 1 of year of grant].

“End Price” means the average of the Fair Market Value of a share of Common Stock on each of the 30 trading days ending with the Measurement Date or, if the Measurement Date is not a trading day, the last trading day preceding the Measurement Date.

“S&P 500 TSR” means total shareholder return for the S&P 500 for the period beginning on [insert January 1 of year of grant] and ending on the Measurement Date, as reflected in the S&P 500 Total Return Index as reported by Bloomberg.

The Committee shall adjust equitably the Start Price and/or the End Price, as calculated in accordance with the definitions thereof set forth above, to reflect any corporate transaction or event set forth in Section 4.2(b) of the Plan that affects a share of Common Stock if such adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award.

(d) Change of Control. Notwithstanding the provisions of Sections 2(b) and (c), in the event of a Change of Control, the Committee shall determine, in its sole and equitable discretion, whether the PSUs shall (i) fully or partially vest or (ii) be continued, assumed, cancelled in consideration of a cash payment or have new rights substituted therefor.

(e) Distribution. As soon as practicable after the Measurement Date, the Committee shall determine the number of PSUs, if any, that vested as of such date in accordance with this Section 2, which number shall equal the product of (x) the percentage of the Service Condition that was attained as of such date (which for the avoidance of doubt shall in no event exceed 100%), multiplied by (y) the percentage of the Performance Condition that was attained as of such date (which for the avoidance of doubt shall in no event exceed 200%) multiplied by (z) the Grant Date Amount. For each PSU, if any, that vests in accordance with the preceding sentence, the Company shall distribute to the Participant one share of Common Stock (such shares, collectively, the “PSU Shares”) as soon as practicable after the Measurement Date (and in all events not later than 60 days after such date). Any PSUs that do not vest in accordance with this Section 2 shall be forfeited without any payment to the Participant. No fractional shares shall be delivered under this Agreement, and so any fractional share that may be payable shall be rounded to the nearest whole share. Notwithstanding the foregoing, in no event shall the Fair Market Value of the PSU Shares that are delivered under this Section 2(e) exceed $6,000,000 as of the Measurement Date (the “Payout Cap”).

For purposes of illustration only, Exhibit A sets forth examples of the number of PSU Shares that would be payable to a participant, based on the assumptions set forth in such examples.

(f) Release. Upon a Termination of the Participant as a result of an Involuntary Termination or Retirement, the Participant’s entitlement, if any, to distribution of the PSU Shares in accordance with Section 2(d) shall be subject to (x) any requirement set forth in the Employment Agreement to execute and not revoke a release of claims or (y) if no such agreement is then in effect, the Participant’s execution (not later than 60 days after such Termination), and non-revocation, of a legally sufficient release in a form then to be provided by the Company.

3. Rights as a Stockholder; Transferability.

The Participant shall have no rights as a stockholder with respect to the PSU Shares, unless and until the Participant has become the holder of record upon distribution of such Shares. Adjustments shall be made for dividends in cash or other property, distributions or other rights with respect to the PSUs or the PSU Shares only to the extent expressly provided in the Plan. Unless and until the PSU Shares are distributed to the Participant, such PSU Shares shall not be Transferable by the Participant.

4. Withholding.

The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time with respect to the PSUs and the PSU Shares, including by the Company withholding a number of PSU Shares to be delivered hereunder necessary to satisfy the minimum withholding obligations based on the Fair Market Value of such Shares on the delivery date. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant to the extent permitted under applicable law. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, including by delivery of shares of Common Stock (including PSU Shares).

5. Controlling Provisions.

Except as otherwise expressly provided herein, this Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meanings as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, this Agreement shall control. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

6. Amendment; Section 409A of the Code.

To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code or any other applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Plan; provided that no such amendment shall impair the Participant’s rights hereunder without his or her prior written consent. While the Company does not guarantee any particular tax treatment with respect to the PSUs and the PSU shares, payment of the PSU Shares is intended either to qualify as a “short-term deferral” under Section 409A of the Code or to comply with Section 409A. Notwithstanding the foregoing or anything else in this Agreement, if the Committee considers the Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of the Participant’s Termination and such Termination constitutes a “separation from service” under

Section 409A, any distribution that otherwise would be made to the Participant with respect to the PSUs as a result of such Termination shall not be made until the date that is six months after such Termination, except to the extent that earlier distribution would not result in the Participant incurring interest or additional tax under Section 409A of the Code.

7. Notices.

Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

NYSE Euronext

11 Wall Street, 16th Floor

New York, New York 10005

Attention: Elizabeth R. Arreglado

If to the Participant, to the address on file with the Company.

8. No Obligation to Continue Employment.

This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any PSU is outstanding, nor does it modify in any respect the Company’s or its Affiliates’ right to terminate or modify the Participant’s employment or compensation.

9. Issuance of Common Stock.

The Participant agrees that the Company shall not be obligated to deliver any PSU Shares if the Company reasonably determines that such sale or delivery would violate any applicable law, rule or regulation of any governmental authority or any applicable rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. In the event of any such restriction (other than one due to insider trading issues), the Company shall take all such action as may be necessary or appropriate to eliminate such restriction at the earliest practicable date. All PSU Shares when issued shall be duly authorized and shall be (a) validly issued, fully paid and non-assessable, (b) registered for sale, and for resale, by the Participant under federal and state securities laws and shall remain registered so long as the shares may not be freely sold in the absence of such registration and (c) listed, or otherwise qualified, for trading in the United States, on each national securities exchange or national securities market system on which the Common Stock is listed or qualified. Except as expressly provided herein, the Company shall not otherwise have any right not to deliver the PSU Shares.

10. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b) Provisions contained in the Employment Agreement, if applicable, relating to golden parachute tax, mitigation and offset, resolution of disputes, governing law and survival of the Employment Agreement are incorporated mutatis mutandis into this Agreement.

(c) If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.

11. Transfer of Personal Data.

The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the PSUs, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

12. NO ACQUIRED RIGHTS.

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS EXCEPTIONAL AND UNIQUE AND IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

[Signature page follows]

Acceptance of this Agreement by the Participant constitutes acceptance of these terms, effective as of the day and year first set forth above.

NYSE EURONEXT

Name:
Title:

Exhibit A

Examples

For purposes of illustration only, the following are examples of the number of PSU Shares that would be distributed to a participant, based on the assumptions set forth in the examples. These examples assume that the value of the PSU Shares on the delivery date does not exceed the payout cap of $6,000,000. If the value of the PSU Shares would exceed $6,000,000 the number of PSU shares would be cut back.

Assumptions for all examples:

•	Grant is made in 2012

•	Target number of PSUs = 100,000

Example 1:

•	Participant remains employed through December 31, 2014

•	Company TSR as of December 31, 2014 = 50%

•	S&P 500 TSR as of December 31, 2014 = 12%

So the percentage of the PSUs that vest = 138% (i.e., 100% + (50% – 12%)).

And the number of PSUs shares that are distributed = 138,000 (i.e., 138% x 100,000).

Example 2:

•	Participant experiences an Involuntary Termination on June 30, 2013

•	Same Company TSR and S&P TSR as Example 1

So the percentage of the PSUs for which the Service Condition is attained = 50% (i.e., 18 months employed ÷ 36 months in performance period x 100%).

And the number of PSUs shares that are distributed = 69,000 (i.e., the 138,000 calculated under Example 1 x 50%).

Example 3:

•	Participant remains employed through December 31, 2014

•	Company TSR as of December 31, 2014 = –12%

•	S&P 500 TSR as of December 31, 2014 = 13%

So the percentage of the PSUs that vest = 75% (i.e., 100% – (13% – (–12%))).

And the number of PSUs shares that are distributed = 75,000 (i.e., 75% x 100,000).

Example 4:

•	Participant remains employed through December 31, 2014

•	Company TSR as of December 31, 2014 = –15%

•	S&P 500 TSR as of December 31, 2014 = 13%

The Company TSR is 28% below the S&P 500 TSR. Therefore 0% of the Performance Condition is attained and no PSUs will vest.